================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 ---------------


                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION


                                 ---------------


  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by Registrant                        [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rules 14a-6(e)(2) and 14c-5(d)(2))
[X]      Definitive Proxy (Amending the filing made on April 27, 2000)
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                               NEWMARK HOMES CORP.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

================================================================================

                              NEWMARK HOMES CORP.
                           1200 Soldiers Field Drive
                            Sugar Land, Texas 77479





June 7, 2000


Dear Shareholder:

         Newmark Homes Corp., a Nevada corporation ("Newmark"), will hold its 2000 Annual Meeting of Shareholders in Houston, Texas, on Monday, July 17, 2000 at 2:00 p.m. at the St. Regis Hotel, 1919 Briar Oak Lane, Houston, Texas 77026. At the meeting, shareholders will elect nine Newmark directors for one-year terms and vote to approve the annual bonus plan of Newmark's Chief Executive Officer. Detailed information about the meeting is included in the attached proxy statement.

         On behalf of the Board of Directors and employees of Newmark, we cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend the meeting, please take the time to vote on the proxy provided to you. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

         If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Terry White, Secretary of the Company at (281) 243-0100.

Sincerely,

NEWMARK HOMES CORP.




Constantine Stengos
Chairman, Board of Directors

                                TABLE OF CONTENTS


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.....................................  1

GENERAL......................................................................  2

VOTING SECURITIES AND SECURITY OWNERSHIP.....................................  2

I. ELECTION OF DIRECTORS.....................................................  4

EXECUTIVE COMPENSATION.......................................................  9

CERTAIN TRANSACTIONS......................................................... 15

II. APPROVAL OF THE CEO'S ANNUAL BONUS PLAN.................................. 19

III. OTHER MATTERS........................................................... 20

IV. OTHER PROPOSALS.......................................................... 21

V. SHAREHOLDER PROPOSALS..................................................... 21

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON MONDAY, JULY 17, 2000


         The Annual Meeting of Shareholders (the "Meeting") of Newmark Homes Corp., a Nevada corporation (the "Company"), will be held on Monday, July 17, 2000, at 2:00 p.m., at the St. Regis Hotel located at 1919 Briar Oak Lane, Houston, Texas 77026, for the following purposes:

         1. To elect nine directors to hold office until the 2001 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

         2. To approve the annual bonus plan of the Company's Chief Executive Officer; and

         3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only shareholders of record at the close of business on May 31, 2000, will be entitled to vote at the Meeting.

         Your attention is called to the attached proxy statement and the accompanying proxy. Please sign and return the proxy in the enclosed envelope; no postage is required if this proxy is mailed in the United States. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Meeting. Your proxy must be sent to the Secretary of the Company not less than 48 hours prior to the Meeting.

         A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1999, accompanies this Notice.


NEWMARK HOMES CORP.



Terry C. White,
Secretary



June 7, 2000

                              NEWMARK HOMES CORP.
                           1200 Soldiers Field Drive
                            Sugar Land, Texas 77479



                  ********************************************

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                              MONDAY, JULY 17, 2000

                  *********************************************

                                     GENERAL

         The Annual Meeting of Shareholders (the "Meeting") of Newmark Homes Corp. (the "Company"), a Nevada corporation, will be held at the St. Regis Hotel located at 1919 Briar Oak Lane, Houston, Texas 77026, on Monday, July 17, 2000, at 2:00 p.m., Central Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is June 7, 2000.

         It is important that your shares be represented at the Meeting. If it is not possible for you to attend the Meeting, please sign and date the enclosed proxy and return it to the Company at least 48 hours before the Meeting. The proxy is being solicited by the Board of Directors of the Company. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Meeting.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

SHARES ENTITLED TO VOTE, REQUIRED VOTE AND QUORUM.

         Only holders of record of shares of the Company's common stock, $.01 par value (the "Common Stock"), at the close of business on May 31, 2000 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement of the Meeting. Each share of Common Stock has one vote. As of April 25, 2000, there were issued and outstanding 11,500,000 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information as of March 31, 2000, respecting the holdings of: (i) each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock; (ii) each director and nominee of the Company and each executive officer named in the Summary Compensation Table under "Executive Compensation"; and (iii) all directors and executive officers of the Company as a group. The Common Stock is the only class of stock of the Company that is outstanding. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                            ---------------------------
                                                                                PERCENT
                                                                                  OF
                                                                                COMMON
             NAME AND ADDRESS OF BENEFICIAL OWNER             NUMBER            STOCK
             ------------------------------------             ------            -------
         Technical Olympic USA, Inc. (1)                    9,200,000             80%
         1200 Soldiers Field Drive
         Sugar Land, Texas 77479

         Lonnie M. Fedrick                                     22,900              *
         Newmark Homes Corp.
         1200 Soldiers Field Drive
         Sugar Land, Texas 77479

         J. Eric Rome                                           9,000              *
         Newmark Home Corporation
         5910 Courtyard Drive, Suite 230
         Austin, TX  78731

         Terry C. White                                         7,500              *
         Newmark Homes Corp.
         1200 Soldiers Field Drive
         Sugar Land, Texas 77479

         J. Michael Beckett(2)                                 10,900              *
         Newmark Homes Corp.
         1200 Soldiers Field Drive
         Sugar Land, Texas 77479

         All directors and executive officers as a             50,300              *
         group (12 persons)

         ---------------------
*  Less than one percent

(1) Technical Olympic USA, Inc. ("TOUSA") is a subsidiary of Technical Olympic (UK) PLC which is a subsidiary of Technical Olympic S.A. Mr. Constantine Stengos owns greater than 5% of the outstanding stock of Technical Olympic S.A.

(2) Includes 6,700 shares of Common Stock held by the wife of Mr. Beckett as to which he disclaims beneficial ownership.

CHANGES IN CONTROL.

         On December 15, 1999, Technical Olympic USA, Inc. ("TOUSA") purchased 9,200,000 shares of the Company's Common Stock for $86 million in cash. The shares sold in this transaction represent 80% of the Company's outstanding Common Stock. TOUSA purchased such shares from Pacific Realty Group, Inc. ("Pacific Realty"), a wholly owned subsidiary of Pacific USA Holdings Corp. ("Pacific USA"), which is an indirect subsidiary of Pacific Electric Wire & Cable, Ltd. Pacific USA and Pacific Realty are referred to collectively as the Pacific Entities. TOUSA, a Delaware corporation, is a wholly owned subsidiary of Technical Olympic (UK) PLC, an English company, which is a wholly owned subsidiary of Technical Olympic S.A., a Greek company. Mr. Constantine Stengos owns greater than 5% of the outstanding equity of Technical Olympic S.A.

                            I. ELECTION OF DIRECTORS

         The Board of Directors proposes that Messrs. Constantine Stengos, Andreas Stengos, George Stengos, Yannis Delikanakis, Larry D. Horner, William A. Hasler, Michael J. Poulos, Lonnie M. Fedrick and James M. Carr be elected as directors of the Company to hold office until the Annual Meeting of the Shareholders in 2001 and, in each case, until his successor is duly elected and qualified.

         The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the foregoing nominees, unless such proxies are marked to the contrary. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. Each nominee receiving a plurality of the votes present and entitled to vote shall be elected a director. If a nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies will be voted in accordance with the best judgment of the proxy holder. Shareholders may not cumulate their votes in the election of the directors.

         The nominees for election as the directors to be elected at the Meeting, together with certain information about them, are set forth below:

                   NAME                       AGE        DIRECTOR SINCE                   POSITION
                   ----                       ---        --------------                   --------
Constantine Stengos...................        63              1999                   Chairman of the Board
Andreas Stengos.......................        32              1999                   Director
George Stengos........................        32              1999                   Director
Yannis Delikanakis....................        32              1999                   Director
Larry D. Horner.......................        65              1998                   Director
William A. Hasler.....................        58              1998                   Director
Michael J. Poulos.....................        69              2000                   Director
Lonnie M. Fedrick.....................        55              1998                   President, Chief Executive Officer
                                                                                          and Director
James M. Carr.........................        49              1998                   Executive Vice President
                                                                                          and Director

         Constantine Stengos, a director of the Company, has served as Chairman of the Board since December 15, 1999. Mr. Stengos is also a director and the President of TOUSA, the immediate parent of the Company, and a director of Technical Olympic (UK) PLC, the immediate parent of TOUSA, all since November 1999. Technical Olympic (UK) PLC is a wholly owned subsidiary of Technical Olympic S.A. Chairman Stengos formed Technical Olympic S.A. in 1965 and serves as a director, the Chairman of its board of directors and the Managing Director. Chairman Stengos owns more than 5% of the outstanding equity of Technical Olympic S.A. TOUSA, Technical Olympic (UK) PLC, and Technical Olympic S.A. are all affiliates of the Company. Mr. Stengos graduated from the National Technical University, Athens, Greece with a Masters of Science in Civil Engineering.

         Andreas Stengos, a director of the Company, has served as a director and the Treasurer of TOUSA since November 1999 and a director and the General Director of Technical Olympic (UK) PLC since January 1997. Mr. Stengos has been a director of Technical Olympic S.A. since 1989, served as its Managing Director from 1989 to 1995 and has been its General Manager since 1995. Mr. Stengos earned a Bachelor of Science in Civil Engineering from City University, London, and a Master of Science in Civil Engineering from the National Technical University, Athens, Greece.

         George Stengos, a director of the Company, has served as a director of TOUSA since November 1999 and a director and the Corporate Secretary of Technical Olympic (UK) PLC since 1997. Mr. Stengos is the Stock Market & Purchasing Director of Technical Olympic S.A., has been employed in such capacity since 1996 and was a student prior to 1996. Mr. Stengos earned an Associate of Science in Mechanical Engineering from the University of Miami and a Master of Science in Mechanical Engineering from the National Technical University of Athens, Greece.

         Yannis Delikanakis, a director of the Company, has served as a director and Vice President of TOUSA since November 1999. Mr. Delikanakis is the Real Estate and Housing Director of

Technical Olympic S.A. and has been employed in such capacity since September 1999. Mr. Delikanakis was a director and was the manager of the Real Estate Development and Project Management Departments of Lambert Smith Hampton S.A. from 1994 to 1999. Mr. Delikanakis graduated from the University of Texas at Austin with a Master of Science in Civil Engineering and earned his diploma of Civil Engineering from the National Technical University of Athens, Greece.

         Larry D. Horner, a director of the Company, has served as Chairman of Pacific USA since 1994. He is also Chairman of the Board of Asia Pacific Wire & Cable Corporation Limited, a Bermuda corporation with operations in Southeast Asia, which is publicly traded on the New York Stock Exchange. Additionally, he is a director of American General Corp., Phillips Petroleum Company, Atlantis Plastics, Inc., Lotus Biochemical Corp., Laidlaw Global Corp., UT Starcom, Inc., Globe Share, Inc. and Electra Technologies S.A. Mr. Horner was formerly associated with KPMG LLP for 35 years, retiring as Chairman and Chief Executive Officer of both the U.S. and International firms. He is a certified public accountant and a graduate of the University of Kansas and the Stanford Executive Program.

         William A. Hasler, a director of the Company, has served as Co-Chief Executive Officer of Aphton Corporation since July 1998. Aphton Corporation is a biopharmaceutical company. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP. Mr. Hasler also serves on the boards of Mission West, TCSI, Walker Interactive, Aphton Corporation, Solectron Corp., DiTech Communications and Asia Pacific Wire and Cable Corporation Limited, and is a member of the board of governors of the Pacific Stock Exchange. In addition, he serves on the Advisory Board of the Critical Technologies Institute, a Congressionally mandated advisor to the President's Office of Science and Technology. Mr. Hasler is a trustee of Pomona College. He is a graduate of Pomona College and the Harvard Business School.

         Michael J. Poulos became a director of the Company on May 12, 2000. Mr. Poulos had been Chairman, President, and Chief Executive Officer of Western National Corporation (financial services) for five years, when he retired in 1998. Mr. Poulos was with American General from 1970 to 1993, and served as Vice Chairman from 1991 to 1993. Mr. Poulos currently serves as a director of American General Corporation, is an advisory director of Greystone Capital Partners I, LP and a trustee of Century Shares Trust.

         Lonnie M. Fedrick, a director of the Company, has served as President and Chief Executive Officer of the Company since 1997. Mr. Fedrick has also been President and Chief Executive Officer of Newmark Home Corporation since 1994 and was Executive Vice President of Newmark Home Corporation from 1984 to 1994. He is a member of the board of directors of the Greater Houston Builders Association.

         James M. Carr, a director of the Company, became Executive Vice President and a director of the Company upon the closing of the acquisition of Westbrooke Communities, Inc. ("Westbrooke") in January 1998. Mr. Carr founded Westbrooke in 1976, and has served as Chairman, Chief Executive Officer and President of Westbrooke since its inception. Mr. Carr is a graduate of the University of Miami. He is also the Chairman Emeritus of the Baptist Hospital Foundation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS.

         The Board of Directors held five meetings during the Company's last fiscal year and also took eleven actions by written consent of the members in lieu of a meeting. The Board of Directors currently has an Audit Committee, a Compensation Committee, a Special Benefits Committee, an Investment Committee and a Special Committee. Each incumbent director attended more than 75% of the aggregate meetings of the Board of Directors and the committees of which the director was a member.

         AUDIT COMMITTEE: The Audit Committee generally has responsibility for recommending independent auditors to the Board for selection, reviewing the plan and scope of the accountants' audit, reviewing the Company's audit and control functions and reporting to the full Board regarding all of the foregoing. The Audit Committee meets with the auditors and with management of the Company regarding the audited financial statements and determines whether to recommend inclusion of the statements in the Company's Annual Report on Form 10-K.

         The Audit Committee held one formal meeting during the last fiscal year and took one action by written consent of the members in lieu of a meeting. From January 1, 1999 to December 15, 1999, the Audit Committee members were Michael
K. McCraw, Jon P. Newton and William A. Hasler. Mr. McCraw resigned December 15, 1999, and Mr. Newton resigned March 22, 2000. Mr. Poulos was appointed to the Audit Committee on May 12, 2000.

         AUDIT COMMITTEE REPORT: On March 9, 2000, the Audit Committee held a meeting and took the following actions regarding the 1999 audited financial statements of the Company and its subsidiaries: (i) reviewed and discussed the 1999 audited financial statements with management of the Company; (ii) discussed with the independent auditors, BDO Seidman, LLP, the matters required to be discussed by SAS61 relating to the year end financial statements; (iii) received the written disclosures and the letter from the independent accountants regarding the independent accountant's independence and discussed the same with the auditors; and (iv) recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 1999 be included in the Company's Annual Report on Form 10-K.

         Messrs. Hasler and Poulos are the current members of the Audit Committee and are independent as defined and required by the rules of the National Association of Security Dealers ("NASD"). The Board intends to appoint a third independent director pursuant to the rules of the NASD prior to the 2001 Annual Meeting of Stockholders. On January 28, 2000, the Board amended its written charter for the Audit Committee, a copy being included as Appendix A to this proxy statement.

         The foregoing report has been furnished by the current members of the Audit Committee, Messrs. Hasler and Poulos.

         COMPENSATION COMMITTEE: The current members of the Compensation Committee are Messrs. Horner, Hasler, Delikanakis, Andreas Stengos and George Stengos. The Compensation

Committee focuses on executive compensation, the administration of the Company's stock option plans and the granting of discretionary bonuses. During the Company's last fiscal year, the Compensation Committee held four formal meetings and took no action by written consent of the members in lieu of a meeting. Neither management nor employees of the Company serve on the Compensation Committee.

         SPECIAL BENEFITS COMMITTEE: The current members of the Special Benefits Committee are Messrs. Horner and Hasler. The Special Benefits Committee was formed on May 12, 2000 and focuses on the compensation and bonus plan of the Chief Executive Officer of the Company. Only outside directors may serve on the Special Benefits Committee.

         INVESTMENT COMMITTEE: The current members of the Investment Committee are Messrs. Delikanakis, Horner, Fedrick and Carr, and Tommy McAden, the non-director management representative. The Investment Committee generally has responsibility for considering and approving land acquisitions by operating subsidiaries of the Company (excluding lot option contracts) in excess of $500,000 and making reports to the full Board regarding such actions. During the Company's last fiscal year, the Investment Committee did not meet formally but took two actions by written consent of the members in lieu of a meeting.

         SPECIAL COMMITTEE: The current members of the Special Committee, which is an independent committee, are the three non-affiliate directors, Messrs. Hasler, Horner and Poulos. The Special Committee generally has responsibility for considering and acting on any proposed transaction (a) between the Company and TOUSA or any affiliate of TOUSA other than the Company and (b) by an affiliate which may affect or involve the Company, in which one or more of the directors may have an actual or perceived interest in the transaction. The Special Committee had similar responsibilities relating to the Pacific Entities until the change of control occurred December 15, 1999. During the Company's last fiscal year, the Special Committee held one formal meeting and took one action by written consent of the members in lieu of a meeting.

         FAMILY RELATIONSHIPS: Constantine Stengos, Chairman of the Board of Directors of the Company and a director, and Andreas Stengos and George Stengos, both directors of the Company, are father and sons. Yannis Delikanakis is the son-in-law of Constantine Stengos and the brother-in-law of Andreas Stengos and George Stengos. There are no other familial relationships among the executive officers and directors of the Company.

COMPENSATION OF DIRECTORS.

         Independent or non-affiliate directors of the Company receive an annual fee of $15,000 and $2,000 per board meeting attended and are reimbursed for reasonable out-of-pocket expenses incurred for attendance at meetings.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE.

         The following table sets forth the cash and non-cash compensation for each of the Company's last three fiscal years awarded to or earned by the Company's Chief Executive Officer and four other most highly paid executive officers whose salary and bonus earned in Fiscal Year 1999 for services rendered to the Company exceeded $100,000 ("Named Executive Officers").

                                   ANNUAL COMPENSATION                                 LONG-TERM
                                   -------------------                               COMPENSATION
                                                                                -----------------------
                                                                                  AWARDS      PAYOUTS
                                                                                ----------- -----------
                                                                                 SECURITIES
                                                                                 UNDERLYING
                                                                                  OPTIONS/
     NAME AND                                                    OTHER ANNUAL       SARS       LTIP        ALL OTHER
 PRINCIPAL POSITION       YEAR      SALARY        BONUS         COMPENSATION(1) (# OF SHARES)  PAYOUTS    COMPENSATION
--------------------   ---------- ----------- ---------------   --------------- ------------- ---------- ----------------
Lonnie M. Fedrick,        1999       $450,000    $1,341,644(2)   $ 10,420(3)            --         --       $   563,737(4)
President, Chief          1998        400,000       646,894(5)     10,029(3)       134,400(6)      --                --
Executive Officer and
Director                  1997        360,000       432,862        10,589(3)            --         --                --

J. Eric Rome,             1999       $275,000   $   485,827(7)   $  7,212(3)            --         --       $   750,990(4)
Executive Vice
President -               1998        250,000       437,890(5)      7,155(3)       100,800(6)      --                --
Homebuilding              1997        225,000       296,307         7,355(3)            --         --                --

James M. Carr,            1999       $474,822            --      $  6,138               --         --       $   500,000(8)
Executive Vice            1998(9)     409,500   $    43,548        11,004               --         --                --
President & Director

Terry C. White,           1999       $175,000   $   255,571(10)  $ 10,140(3)            --         --       $   292,161(4)
Senior Vice
President, Chief          1998        150,000       218,820(5)      8,525(3)        67,200(6)      --                --
Financial Officer and
Treasurer                 1997        137,500       155,456         7,682(3)            --         --                --

J. Michael Beckett,       1999(11)   $170,000   $   250,458(10)  $  8,526(3)            --         --       $   292,161(4)
Executive Vice
President -
Purchasing/Product
Development (Newmark
Home Corporation)

(1) Information with respect to certain prerequisites and other personal benefits has been omitted because the aggregate value of such items does not meet the minimum amount required for disclosure under the regulations of the Securities and Exchange Commission.

(2) Includes (a) payment from the Company's Capital Accumulation Plan ("CAP Plan"), a former executive bonus plan, earned in 1997 and prior years, payable in annual installments of $154,394, the last payments being in January 2000 and 2001 (contributions of $61,345 paid or to be paid by the Pacific Entities to the Company in 2000 and
         2001), and (b) payment pursuant to a Capital Appreciation Plan of the Pacific Entities and payable by the Pacific Entities in five annual installments, of $600,000, the first being paid in Fiscal Year 1999.

(3) Includes compensation amounts earned during the fiscal year but deferred pursuant to Section 401(k) of the Internal Revenue Code under the Company's 401(k) Savings Plan.

(4) Reflects the first of three annual payments by the Pacific Entities as a result of the sale of the Common Stock by the Pacific Entities to TOUSA and the resulting change of control, the first payment paid in Fiscal Year 1999.

(5)      Includes payment from the CAP Plan.

(6) All such options, as well as 67,200 options granted to Mr. Beckett in 1998, were granted on March 12, 1998, pursuant to the Company's 1998 Tandem Stock Option/Stock Appreciation Rights Plan (the "Plan"). Such Plan and all options were terminated upon a change of control on December 15, 1999 and the Company exercised its right to pay the spread of the closing price of the Common Stock on such date and the exercise price. There was no spread, and all options expired and terminated on December 15, 1999.

(7) Includes payment from the CAP Plan payable in annual installments of $123,515, the last payments being in January 2000 and 2001 (contributions of $49,076 paid or to be paid by the Pacific Entities to the Company in 2000 and 2001).

(8) Includes payment by the Pacific Entities of the first of four annual payments but does not include the acceleration of the earn-out consideration in connection with the acquisition of Westbrooke. See "Westbrooke Acquisition Amendment" under the Certain Transactions section of this proxy statement. Both were a result of the change of control that occurred from the sale of the Common Stock by the Pacific Entities to TOUSA on December 15, 1999.

(9)      Mr. Carr commenced employment with the Company on January 1, 1998.

(10) Includes payment from the CAP Plan payable in annual installments of $61,758, the last payments being in January 2000 and 2001 (contributions of $24,538 paid or to be paid by the Pacific Entities to the Company in 2000 and 2001).

(11) Mr. Beckett became subject to the reporting requirements for executive officers in 1999. All of Mr. Beckett's compensation for Fiscal Year 1999 has been included in the table.

EMPLOYMENT AGREEMENTS.

         Lonnie M. Fedrick, James M. Carr, J. Eric Rome, Terry C. White and J. Michael Beckett have employment agreements with the Company or a subsidiary of the Company. Mr. Fedrick's amended agreement commenced on January 1, 1998, has a five-year term, and provides for a base salary of $400,000 for 1998, increasing to $575,000 for 2002 and provides for a bonus arrangement as further described in the "Approval of the CEO's Annual Bonus Plan." Mr. Carr's amended agreement commenced on December 15, 1999, has a three-year term, provides for a base salary of $475,000, subject to adjustment annually beginning January 1, 2000 and provides for a bonus arrangement. Additionally, as part of Mr. Carr's agreement, should a change in control of the Company occur, Mr. Carr has the option to terminate his contract within 60 days and, if he elects to terminate, be paid an amount equal to the annual base salary amount in effect on that date for the remainder of the term. Mr. Rome's agreement commenced on January 1, 1998, has a five-year term and provides for a base salary of $250,000 for 1998, increasing to $400,000 for 2002. Mr. White's agreement commenced on January 1, 1998, has a five-year term and provides for a base salary of $150,000 for 1998, increasing to $220,000 for 2002. Mr. Beckett's agreement commenced on January 1, 1998, was amended effective January 1, 2000, has a six-year term, and provides for a base salary of $155,000 in 1998, increasing to $300,000 in 2003. Each of these employees is permitted to participate in such pension, profit-sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

         Mr. Hasler and Mr. Newton, both independent directors, comprised the Compensation Committee in 1999. No officer or employee of the Company or any of its subsidiaries served on the committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

         During the fiscal year ended December 31, 1999, the Compensation Committee was comprised of William A. Hasler and former director Jon P. Newton. The membership of the Compensation Committee is currently comprised of Messrs. Hasler, Horner, Delikanakis, Andreas Stengos and George Stengos. The Compensation Committee, which is responsible for both the establishment and administration of the policies that govern both annual compensation and stock ownership programs for the Company, and the Special Benefits Committee, which is responsible for both the establishment and administration of the compensation and bonus arrangement for the Chief Executive Officer, have furnished the following report of executive compensation.

         The Compensation Committee was formed on March 12, 1998, and therefore did not participate in all components of 1998 or 1999 compensation. Specifically, base salaries of certain executive officers and employees were established pursuant to employment agreements with the executive officers entered into in November 1996, and amended in January 1998. Mr. Carr's employment agreement was amended December 15, 1999 to extend the term through 2002 and to address the change of control that resulted from the sale of 80% of the Common Stock by the Pacific Entities to TOUSA.

         The Special Benefits Committee was formed May 12, 2000 to be responsible for the annual compensation and bonus plan of the Chief Executive Officer. On May 12, 2000, the Special Benefits Committee amended Mr. Fedrick's employment agreement to increase his base salary and to address his bonus arrangement. A copy of Mr. Fedrick's Amended and Restated Employment Agreement is included as Appendix B to this proxy statement.

         DETERMINATION OF EXECUTIVE OFFICER COMPENSATION. The compensation policies of the Company are intended to: (i) reward executives for long-term strategic management which results in the enhancement of shareholder values;
(ii) support a performance-oriented environment which rewards achievement of both internal Company goals and enhanced Company performance compared to performance levels of comparable companies in the industry; and (iii) attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

         The Compensation Committee also evaluated the bonus structure for certain key employees of Westbrooke. Three individuals had received discretionary bonuses in 1998 in addition to the 2% of earnings incentive and the earnout in connection with the Westbrooke acquisition in January 1998. The discretionary portion of bonuses was added to each employee's base compensations and eliminated as part of the bonus structure for 1999.

         COMPONENTS OF EXECUTIVE OFFICER COMPENSATION. For 1999, the executive compensation program also consisted of two key components: (i) a base salary and
(ii) incentive compensation (bonus).

         Base salaries paid to executive officers were paid pursuant to agreements described in "Employment Agreements" above. Each executive officer's base salary was established based primarily on the individual officer's level of responsibility and comparisons to similar positions within the Company as well as with other companies in the industry.

         In March 1999, the Compensation Committee evaluated and approved a 1999 annual bonus program for the senior officers of Newmark Home Corporation and its subsidiaries. The two primary criteria in establishing the program were the level of profitability and expense control. Each bonus was also to be a percentage of the officer's base salary based on job position and experience with the Company. In the budgeting process for the Company, a profit goal or regional contribution target and an expense target were set for each city and region. The amount of bonus earned by the employee will be determined with each factor and actual performance of such factor evaluated.

         Minimum threshold performance criteria must be reached before any bonus awards will be granted. In addition, the individual performance of executive officers may be taken into consideration in making any awards.

         DETERMINATION OF THE CHIEF EXECUTIVE OFFICER'S COMPENSATION. As Chief Executive Officer, Mr. Fedrick is compensated pursuant to an employment agreement described under "Employment Agreements" above. Mr. Fedrick was paid a base salary and an annual bonus in 1999. Mr. Fedrick's compensation is substantially related to the Company's performance because he receives an annual bonus, determined pursuant to a specific formula, which is based on the achievement of defined net income and expense control levels by Newmark Home Corporation and its subsidiaries. The actual achievement of a level of profitability for the combined cities and expense control are components of Mr. Fedrick's bonus. If the Company achieves the goals, Mr. Fedrick is entitled to receive a percentage of his base compensation. Continuation of Mr. Fedrick's annual bonus for years 2000-2002 is subject to shareholder approval at the Meeting as described below under "Approval of the CEO's Annual Bonus Plan."

         COMPLIANCE WITH SECTION 162(m): Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated executive officers. The Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals. Where practicable, it is the policy of the Special Benefits Committee and the Compensation Committee to establish compensation practices that are both cost-efficient from a tax standpoint and effective as a compensation program. The committees consider it important to be able to utilize the full range of incentive compensations, even though some compensation may not be fully deductible.

       The foregoing report has been furnished by the current members of the Compensation Committee and the Special Benefits Committee:

Compensation Committee:                     Special Benefits Committee:
William A. Hasler                           William A. Hasler
Larry D. Horner                             Larry D. Horner
Andreas Stengos
George Stengos
Yannis Delikanakis

COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Small Cap Homebuilding Index for the period beginning March 12, 1998 (the date on which the Common Stock commenced trading on the NASDAQ) through December 31, 1999. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the S&P 500, and the S&P Small Cap Homebuilding Index. It also assumes reinvestment of all dividends.

                           TOTAL SHAREHOLDER RETURNS

                                    [CHART]

COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE PERIOD BEGINNING MARCH 31, 1998 AND ENDING DECEMBER 31, 1999.

                                    March 12, 1998   December 31, 1998 December 31, 1999
                                    --------------   ----------------- -----------------
Newmark Homes Corp.                    $100.00            $ 66.67           $ 57.14
S&P Small Cap Homebuilding             $100.00            $ 78.80           $ 45.72
S&P 500 Composite                      $100.00            $116.20           $140.64

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of the Company's stock, as well as certain affiliates of such persons, to file the initial reports of ownership and changes in ownership with the SEC and NASDAQ. These parties are required to furnish the Company with copies of such forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by the Company and on written representations that no other reports were required, the Company believes that all reports required pursuant to Section 16(a) for fiscal year 1999 were timely filed by all persons known by the Company to be required to file such reports with respect to the Company's securities.

                              CERTAIN TRANSACTIONS

         TAX ALLOCATION AGREEMENT-PACIFIC USA.

         Prior to the change of control that occurred on December 15, 1999 and pursuant to a Tax Allocation Agreement dated April 28, 1992, and amended on January 1, 1998, among Pacific USA, the Company, and all other subsidiaries of Pacific USA which are owned at least 80% by Pacific USA, the Company's earnings were included in the consolidated federal income tax returns filed by Pacific USA. The amount of the Company's liability to (or entitlement to payment from) Pacific USA under the Tax Allocation Agreement equaled the amount of taxes that the Company would owe (or refund that it would receive) had it prepared its federal income tax returns on a stand-alone basis. In addition, under federal income tax law, each member of a consolidated group (as determined for federal income tax purposes) is also jointly and severally liable for the federal income tax liability of the consolidated group. Pursuant to the Tax Allocation Agreement, Pacific USA agreed to indemnify the Company for any federal income tax liability for which Pacific USA had already received payment from the Company or with respect to any tax liabilities of Pacific USA or its affiliated entities other than the Company. Payments of $3.0 million, $3.9 million, $7.4 million and $10.7 million, respectively, were made by the Company to Pacific USA during 1996, 1997, 1998 and 1999 under this agreement.

         This Tax Allocation Agreement was partially terminated on December 15, 1999. The Company has been included in the consolidated federal income tax return with Pacific USA through December 15, 1999 and remains liable for certain obligations related to such returns, and Pacific USA continues to have certain indemnification obligations to the Company for periods prior to such time.

         TAX ALLOCATION AGREEMENT-TOUSA.

         Pursuant to a Tax Allocation Agreement between TOUSA and the Company dated March 15, 2000 and effective as of December 16, 1999, the Company's earnings may be included in the consolidated federal income tax returns filed by TOUSA. The amount of the Company's liability to

(or entitlement to payment from) TOUSA will equal the amount of taxes that the Company would owe (or refund that it would receive) had it prepared its federal tax returns on a stand-alone basis. In addition, under federal income tax law, each member of a consolidated group (as determined for federal income tax purposes) is also jointly and severally liable for the federal income tax liability of the consolidated group. Pursuant to the Tax Allocation Agreement-TOUSA, TOUSA has agreed to indemnify the Company for payments which TOUSA has already received from the Company or with respect to any tax liabilities of TOUSA or its affiliated entities other than the Company. The Company made a payment of $1.5 million related to this agreement to TOUSA on March 15, 2000 for the period beginning December 16, 1999 and ending December 31, 1999.

         TAX INDEMNITY AND ALLOCATION AGREEMENT.

         The Company, TOUSA and the Pacific Entities entered into a Tax Indemnity and Allocation Agreement dated December 15, 1999. Pursuant to this agreement, the Company elected to treat the change of control that occurred as a result of the sale of Common Stock from the Pacific Entities to TOUSA as a deemed taxable sale of assets resulting in a step-up in the tax basis of assets in accordance with Internal Revenue Code Section 338(h)(10). By electing Section 338(h)(10), the Company recognized taxable income of approximately $20 million, and $8 million of tax per the original tax sharing agreement, primarily due to the difference in the financial statement basis and the tax basis of the assets immediately prior to the change in control. Pursuant to the Stock Purchase Agreement dated November 24, 1999 between the Pacific Entities and TOUSA, the tax sharing agreement was modified to exclude the gain and corresponding tax from the transaction from the calculation of the tax payments by the Company to the Pacific Entities as a result of the Tax Sharing Agreement. Accordingly, the Company recognized its income tax expense based on the taxable income generated from its operations only. The Pacific Entities and TOUSA either owned or own eighty percent of the Company's Common Stock during relevant periods.

         WESTBROOKE ACQUISITION AMENDMENT.

         Pursuant to the Stock Purchase Agreement dated January 15, 1998 entered into in connection with the acquisition of Westbrooke, certain additional consideration or "earn-out payments" based on Westbrooke achieving specified income targets over a five year period became due and payable to James Carr, the prior majority owner of Westbrooke, and key employees of Westbrooke upon a change of control. Westbrooke and the Company entered into an Amendment to Stock Purchase Agreement dated December 15, 1999 with Mr. Carr and the key employees regarding the amount and timing of the additional consideration as well as the acquisition of certain partnership interests from the key employees. The additional consideration for the acquisition of Westbrooke paid to Mr. Carr was in the form of a $4.6 million promissory note with extended payment terms. Mr. Carr is a director and an Executive Vice President of the Company.

         RISK MANAGEMENT SERVICES.

         The Company has purchased all of its insurance policies through a former affiliated insurance broker, Pacific Agency, Inc. which earned commissions of $89,000, $93,000, $152,000 and $155,000 in 1996, 1997, 1998 and
1999, respectively, with respect to such policies. The Company believes that these commissions are comparable to amounts it would have paid to an independent third party for similar services. Pacific Agency, Inc. is no longer an affiliate of the Company as a result of the change of control on December 15, 1999.

         PACIFIC USA GUARANTEES.

         Pacific USA guaranteed the obligations of the Company underlying the letters of credit issued by Bank United in favor of James Carr with respect to the acquisition of Westbrooke. Pacific USA received no consideration from the Company for this Guaranty. Such Guaranty by Pacific USA was released effective December 15, 1999.

         LOAN FROM RELATED PARTY.

         On March 10, 1999, the Company borrowed $1.5 million from James M. Carr, a member of the Company's Board of Directors and an Executive Vice-President of the Company. The note was unsecured, earned interest at 9.0% and had a maturity date of September 10, 1999. The note was repaid in full on March 30, 1999.

         ADMINISTRATIVE SERVICES.

         Pacific USA provided certain administrative services to and for the Company prior to the change of control on December 15, 1999. Functions that were performed by Pacific USA included payroll and employee benefits administration and the evaluation and negotiation under national contracts for the purchase of office supplies, long distance telephone and overnight delivery services. The costs of these office supplies, long distance and overnight delivery services may have differed from those available to the Company if it were to have negotiated these contracts on its own. The Company entered into a Services Agreement with Pacific USA on December 15, 1999 to continue to provide payroll and employee benefits administration, as well as certain other functions.

         LEASE AGREEMENT.

         In November 1998, Newmark Homes L.P. leased from Franklin Realty Investors, LLC approximately 2,400 square feet of space in a building located in Franklin, Tennessee, for a term of 24 months expiring on January 1, 2000. The monthly rent was $2,000 in the first year and $2,200 in the second year. Franklin Realty Investors, LLC is an affiliate of Pacific Realty, the Company's former majority shareholder.

         TWELVE STONES, PHASES IV-VI.

         On September 19, 1997, Pacific United, L.P. ("Pacific United"), a subsidiary of the Company, purchased approximately 228.52 acres of undeveloped land planned for a golf course community consisting of an 18 hole golf course and 184 one-third acre single-family lots in Sumner County, Tennessee (just north of downtown Nashville) to be developed in six phases (Twelve Stones, Phases I-VI). The initial purchase price was $3,037,000. The land designated for the golf course, 145 acres, was immediately conveyed to Twelve Stones Golf, L.L.C, a majority owned subsidiary of Pacific Realty, the former majority shareholder of the Company, for no cash consideration and is known as Phase III.

         Phases I and II were developed in 1998 and 1999 by Pacific United, and the Company was the primary builder. Pacific United continues to own certain lots in Phases I and II. Phases IV, V and VI consist of 39.58 acres planned for 90 one-third acre lots. In October 1998, the Board of Directors approved the sale of Phases IV, V and VI to Pacific Acquisitions and Land Corp. ("PALC"), a wholly owned subsidiary of Pacific Realty, the former majority shareholder of the Company, for $2,015,946. This transaction occurred after the Board of Directors of the Company approved a decision to sell Phases IV, V and VI to PALC so the Company would not take the development risk due to the extended absorption period anticipated to build-out the project. The Investment Committee of the Board of Directors of the Company also approved the transaction and determined that the purchase price was at an independently determined fair market price.

         The Company has subsequently contracted with PALC to purchase the improved lots in Phases V and VI from PALC in one bulk closing scheduled for the fall of 2001. Phases V and VI are comprised of 43 golf course lots and 6 non-golf course lots and will be purchased for $3,347,000. Phase IV has been developed, and the Company purchased the 41 improved lots in November 1999 for $2,666,000. The terms and conditions of the contracts related to purchase of the developed lots in Phases IV, V and VI were negotiated by Lonnie Fedrick, President and Chief Executive Officer of the Company, and approved as being fair to the Company by the Investment Committee.

         CAPITAL ACCUMULATION PLAN.

         The Company and Pacific USA entered into a Schedule of Continuing Payments Related to the Capital Accumulation Plan (the "Schedule"), such Schedule dated November 1, 1999. Benefits from the CAP Plan, a former executive bonus plan earned in 1997 and prior years, were and are payable to Mr. Fedrick, Mr. Rome, Mr. White, Mr. Beckett and certain other officers of Newmark Home Corporation. Pursuant to the Schedule, Pacific USA agreed to contribute $200,394 for the annual payments by the Company in both January 2000 and 2001. See the "Summary Compensation Table" and the footnotes thereto.

         BT ALEX. BROWN SETTLEMENT.

         Pacific USA entered into an engagement letter agreement dated August 26, 1998 with BT Alex. Brown Incorporated ("Alex Brown"), whereby Alex Brown was engaged to provide certain advisory and investment banking services relating to the Company and its assets. On December 15, 1998, the Company agreed to assume the obligations of Pacific USA as a condition to the assignment of Pacific USA's rights under the agreement to the Company. On May 12, 1999, Pacific USA entered into a second letter agreement with Alex Brown regarding a potential transaction concerning the Company, and the Company and Alex Brown terminated the first letter agreement that had been assigned to the Company (the "Termination Agreement"). As part of the Termination Agreement, the Company agreed to pay to Alex Brown the fees and expenses then owing, such amounts being $350,000 in fees and $64,914 in expenses. On August 23, 1999, the Company and Pacific USA entered into a letter agreement with Alex Brown to settle any and all fee and expense payments related to the agreements and assignment. The Company paid the $350,000 in fees and $90,953 in expenses, and Pacific USA paid $500,000, all in full payment of all obligations under the various agreements and assignments. Pacific reimbursed the Company $26,039 for a pro rata share of the expenses on December 15, 1999.

                   II. APPROVAL OF THE CEO'S ANNUAL BONUS PLAN

         On May 12, 2000, the 1998 employment agreement between Newmark Home Corporation, a wholly-owned subsidiary of the Company, and Lonnie M. Fedrick, the President and Chief Executive Officer of the Company, was amended, effective as of January 1, 2000. The Special Benefits Committee of the Board of Directors consisting of outside directors Horner and Hasler approved the terms of the amended agreement. As amended, the employment agreement entitles Mr. Fedrick, subject to approval of the shareholders of the Company, to participate in an annual bonus plan for each of the years 2000-2002 (collectively, the "Bonus Plan").

         Section 162(m) of the Code, and the regulations thereunder, generally limit the corporate income tax deduction for publicly held companies to $1 million in any tax year for compensation paid to the chief executive officer. Deductions are, however, permitted if certain conditions are met, including a requirement that the plan under which such compensation is paid be approved by shareholders.

         The Board of Directors is seeking approval of the Bonus Plan at the Meeting in order to help the Company motivate and retain Mr. Fedrick, while at the same time permitting the Company to fully deduct his annual bonus payment pursuant to the Bonus Plan.

TERMS OF THE BONUS PLAN.

         Newmark Home Corporation's amended employment agreement with Mr. Fedrick provides for a base salary of $525,000 for this year, increasing by $25,000 per year for the next two years. Further, the agreement entitles him to a cash bonus for each of these three years equal to a specified percentage of his base salary for the particular year. Specifically, Mr. Fedrick will receive an annual cash bonus for each year during the period 2000-2002 equal to the product of his base salary for the year multiplied by the Percentage of Target Amount Achieved, not to exceed $1,150,000 in any calendar year.

         The Percentage of Target Amount Achieved is to be determined by dividing AEBIT by BEBIT. For this purpose, "AEBIT" means actual consolidated earnings before income taxes for Newmark Home Corporation and its subsidiaries as determined by an independent audit for each of the years 2000-2002. "BEBIT" means the budgeted earnings before income taxes for Newmark Home Corporation and its subsidiaries for each of these three years, as agreed to by Mr. Fedrick and the Board of Directors of the Company prior to the end of the first quarter of 2001 and 2002 for the final two years of the amended employment agreement. Mr. Fedrick and the Special Benefits Committee have agreed that BEBIT for 2000 is $25,644,540. If they are unable to agree on BEBIT for 2001, then it will be 110% of BEBIT for this year. If the parties are unable to agree on BEBIT for 2002, it will be the BEBIT for this year compounded at 110%.

         The amount of Mr. Fedrick's annual bonus for this year and each of the next two years is not determinable at this time.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES.

         The Revenue Reconciliation Act of 1993 added Section 162(m) to the Code. Section 162(m) limits the corporate income tax deduction for publicly held companies to $1,000,000 in any tax year for compensation paid to each of the chief executive officer and the four highest paid executive officers apart from the chief executive officer. This rule applies to all deductible compensation, including the deduction arising from the payment of annual bonuses. Various forms of compensation are exempted from this deduction limitation, including payments that are (1) subject to the attainment of pre-established objective performance goals, (2) established and administered by outside directors, and
(3) approved by the shareholders. The Board of Directors believes that, subject to shareholder approval of the Bonus Plan, payments made under the Bonus Plan for 2001-2002 will qualify for exemption from the operation of Section 162(m) and, therefore, qualify as fully deductible by the Company.

APPROVAL.

         Approval of the Bonus Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy at the Meeting, assuming a quorum is present. Abstentions, withheld votes and broker non-votes will not be deemed votes cast with respect to this proposal, but they will be counted for purposes of determining whether a quorum is present.

         The Board of Directors believes that the approval of the Bonus Plan is in the best interests of the Company, as it will facilitate the Company's motivation and retention of its President and Chief Executive Officer, while at the same time permitting the Company to fully deduct his performance-based compensation under Section 162(m) of the Code. The Board of Directors recommends that you vote for approval of the Bonus Plan. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated.

                               III. OTHER MATTERS

RELATIONSHIP WITH INDEPENDENT AUDITOR.

         BDO Seidman, LLP ("BDO") was appointed on January 27, 1999 as the independent auditor for the Company and its subsidiaries and has reported on the Company's consolidated financial statements included in the Annual Report on Form 10-K of the Company which accompanies this proxy statement. The Company's independent auditor is appointed by the Audit Committee and reaffirmed by the Board of Directors. A representative of BDO is expected to be present at the Meeting, will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of shareholders.

         KPMG LLP ("KPMG") acted as the Company's independent auditors for fiscal years 1994 through 1997. The Company dismissed KPMG as its independent auditors on January 27, 1999, and engaged BDO as its new independent auditors for Fiscal Year 1998. The dismissal occurred as a result of Pacific Electric Wire & Cable's request that all of the companies consolidated into their financial statements be audited by their auditor, BDO.

         During the past three years, the auditor's reports did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The dismissal of KPMG was approved by the Company's Audit Committee of the Board of Directors. The Company and KPMG did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the Company's two fiscal years and during the interim period prior to the dismissal of KPMG, the Company did not experience any reportable disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. BDO reviewed the past financial statements for the Company in making its determination to accept the engagement with the Company. The Company did not have any disagreements with KPMG and therefore did not discuss any past disagreements with BDO.

         In a letter filed as Exhibit 16.1 to the Company's Current Report on Form 8-K dated February 3, 1999, as amended, KPMG confirmed its concurrence with the disclosures made above.

                               IV. OTHER PROPOSALS

         Neither the Company nor the members of its Board of Directors intends to bring before the Meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and they have no present knowledge that any other matters will be presented for action at the Meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

                            V. SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, 1200 Soldiers Field Drive, Sugar Land, Texas 77479,
Attention: Secretary, by February 7, 2001, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.

         The Company must receive notice of any proposals of shareholders that are intended to be presented at the Company's 2001 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company's proxy statement and proxy related to that meeting, no later than April 24, 2001 to be considered timely. Such proposals should be sent to the Company's Secretary at the Company's principal executive offices, 1200 Soldiers Field Drive, Sugar Land, Texas 77479 by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company's form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company's form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

                                   APPENDIX A

                         CHARTER FOR THE AUDIT COMMITTEE
                            OR THE BOARD OF DIRECTORS
                             OF NEWMARK HOMES CORP.


PURPOSE:

         The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Newmark Homes Corp. and its subsidiaries (the "Company"), to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

         In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe.


MEMBERSHIP:

         The Audit Committee will consist of at least three (3) members of the Board, all to be independent directors in accordance with Rule 4460(d) of the National Association of Securities Dealers ("NASD"). All directors must be able to read and understand financial statements, including the Company's balance sheet, income statement, and cash flow, (be financially literate or shall become financially literate within a reasonable period of time after appointment to the committee). At least one of the directors must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board.


RESPONSIBILITIES:

         The responsibilities of the Audit committee shall include:

          1. Reviewing on a continuing basis, the adequacy of the Company's system of internal controls.

          2. Reviewing on a continuing basis, the activities, organizational structure, and qualifications of the Company's internal audit function.

          3. Reviewing the independent auditor's proposed audit scope and approach.

          4. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

          5.   Reviewing the performance of the independent auditors.

          6. Recommending the appointment of independent auditors to the Board.

          7.   Reviewing fee arrangements with the independent auditors.

          8. Reviewing before release, the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K.

          9. Reviewing before release, the unaudited quarterly operating results in the Company's quarterly earnings release and the Company's Quarterly Report on Form 10-Q. The chair of the committee may represent the entire committee for the purposes of this review.

          10. Overseeing compliance with SEC requirements for disclosure of auditor's services and audit committee members and activities.

          11. Reviewing management's monitoring of compliance with Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act.

          12. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements.

          13. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments.

          14. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist.

          15. Reviewing related party transactions for potential conflicts of interest; and

          16.  Performing other oversight functions as requested by the full
               Board.

         In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.


MEETINGS:

         The Audit Committee will meet at least two times each year. The Audit Committee may establish its own schedule, which it will provide to the Board in advance. Any action that may be taken by the Audit Committee at a meeting of such committee may be taken without a meeting if a consent in writing setting forth the actions so taken shall be signed by all of the members of the Audit Committee.

         The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.


REPORTS:

         The Audit Committee will record its summaries of recommendations to the Board in written form, which will be incorporated as a part of the minutes of the Board meeting at which those recommendations are presented.


MINUTES:

         The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

January 28, 2000

                                   Appendix B


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is made as of the 12th day of May 2000, effective as of January 1, 2000 (the "Effective Date"), by and between NEWMARK HOME CORPORATION, a Nevada corporation (the "Employer"), and LONNIE M. FEDRICK, an individual residing in Sugar Land, Texas (the "Employee").

                                    RECITALS

The Employer, its divisions, subsidiaries, and other affiliated entities, are primarily engaged in the business of constructing single-family residences. The Employer and the Employee entered into an Employment Agreement dated January 1, 1998 (the "Employment Agreement"), the intent and purpose being to specify the terms and conditions of Employee's employment with the Employer. The Employer and the Employee desire to amend the terms and conditions of the employment with the Employer and hereby enter into this Agreement as of the Effective Date.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

         "AEBIT" means actual consolidated earnings before income taxes for the Newmark Entities as determined by an independent audit of such entities for the years ended December 31, 2000, 2001 and 2002.

         "Agreement"--the Employment Agreement, as amended from time to time, including this Agreement.

         "Base Salary"--as defined in Section 3.1(a).

         "Basic Compensation" means Base Salary and Benefits.

         "BEBIT" and "Target Amount" are used interchangeably and mean the budgeted earnings before income taxes for the Newmark Entities as has been established by the Special Benefits Committee of the Board of Directors of Newmark Homes Corp. (the "special Benefits Committee") and the Employee prior to the date of this Agreement for the calendar year 2000 and shall be agreed to prior to the end of the first quarter of 2001 and 2002 for calendar years 2001 and 2002, respectively. If the parties are unable to agree on the BEBIT for 2001, the Target Amount shall be 110% of the BEBIT for the prior calendar year. If the parties are unable to agree on the BEBIT for 2002, the Target Amount shall be the BEBIT for 2000 compounded at 110%.

         "Benefits"--as defined in Section 3.1(b).

         "Board of Directors" means the Board of Directors of Newmark Homes
         Corp.

         "Bonus Plan"--as defined in Section 3.1 (c).

         "Confidential Information" means any and all intellectual property of the Employer (or any of its affiliates), including but not limited to:

          (a) trade secrets concerning the business and affairs of the Employer (or any of its affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

          (b) information concerning the business and affairs of the Employer (or any of its affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

          (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its affiliates) containing or based, in whole or in part, on any information included in the foregoing.

         "Disability"-- as defined in Section 4.2.

         "Effective Date" means the date stated in the first paragraph of this Agreement or, if applicable for the period prior to January 1, 2000, the Effective Date set forth in the Employment Agreement.

         "Employee Invention" means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employment Period or at any time prior to the Employment Period that Employee was an employee of Employer, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Employer, that is based upon or uses Confidential Information.

         "Employment Period" means the term of the Employee's employment under this Agreement.

         "Fiscal Year" means the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

         "For cause"--as defined in Section 4.3.

         "Percentage of Target Amount Achieved" shall be determined by dividing the AEBIT by the BEBIT.

         "Person" means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, business trust, association, organization, or governmental body.

         "Post-Employment Period"-- as defined in Section 5.2.

         "Newmark Entities" shall mean the Employer and all of its subsidiaries, whether wholly-owned or not wholly-owned and whether direct or indirect.

         "Target Amount"--see BEBIT defined above.

2.       EMPLOYMENT TERMS AND DUTIES

2.1      EMPLOYMENT

         The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2      TERM

         The term of the Employee's employment with the Employer pursuant to the Employment Agreement commenced on January 1, 1998 and shall continue pursuant to this Agreement on the Effective Date and end on December 31, 2002, unless terminated earlier in accordance with the provisions of Section 4 herein. Employer and Employee may extend the term of this Agreement by execution of a written amendment hereto, setting forth the terms of such extension. If the parties fail to execute such written amendment, but the employment relationship has continued by mutual consent, then the terms of such employment shall be deemed to be on a month-to-month basis.

2.3      DUTIES

         The Employee has served as President and Chief Executive Officer of the Employer since January 1, 1998 pursuant to the Employment Agreement, will continue to serve in such position for the remaining term of this Agreement and will have such duties as are assigned or delegated to the Employee by the Board of Directors of Newmark Homes Corp. The Employee will devote his full business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors of Employer in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement. If the Employee is elected an officer of any of Employer's affiliates, the Employee will fulfill his duties as such officer without additional compensation.

3.       COMPENSATION

         The compensation and other benefits payable to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee for the Employer, its divisions, subsidiaries and other affiliated entities.

3.1      BASIC COMPENSATION

         (a) The Employee will be paid an annual salary as set forth below ("Base Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly.

                Calendar Year                   Base Salary
                -------------                   -----------
                1998                            $400,000.00
                1999                            $450,000.00
                2000                            $525,000.00
                2001                            $550,000.00
                2002                            $575,000.00

         (b) The Employee will, during the Employment Period, be permitted to participate in such pension, profit sharing, life insurance, hospitalization, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans (collectively, the "Benefits").

                  (c) Employee has participated in an annual bonus plan pursuant to the Employment Agreement for the calendar years 1998 and 1999 and, subject to shareholder approval at the annual shareholder meeting in year 2000 or at any shareholder meeting held thereafter, shall be entitled to participate in an annual bonus plan in accordance with this Agreement for each calendar year thereafter

                  (collectively, the "Bonus Plan" or "Bonus Plans"). Employee shall be entitled to a cash bonus for each calendar year commencing on or after January 1, 2000 in an amount equal to the product of the Employee's Base Salary for such calendar year (determined at the time the Target Amount is established by the Special Benefits Committee and disregarding any subsequent increase thereof) multiplied by the Percentage of Target Amount Achieved and subject to certification by the Special Benefits Committee. Notwithstanding the foregoing, the Employee's Bonus with respect to any calendar year shall not exceed $1,150,000.

4.       TERMINATION

4.1      EVENTS OF TERMINATION

         The Employment Period, the Employee's Basic Compensation, and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 4):

         (a)      upon the death of the Employee;

         (b) upon the disability of the Employee (as defined in Section 4.2) immediately upon notice from either party to the other;

         (c) for cause (as defined in Section 4.3), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify; or

         (d)      on December 31, 2002.

4.2      DEFINITION OF DISABILITY

         For purposes of Section 4.1, the Employee will be deemed to have a "disability" if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under this Agreement for 120 consecutive days, or 180 days during any twelve (12) month period, as determined in accordance with this Section 4.2. The disability of the Employee will be determined by a medical doctor selected by written agreement of the Employer and the Employee upon the request of either party by notice to the other. If the Employer and the Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two (2) medical doctors will select a third medical doctor who will determine whether the Employee has a disability. The determination of the medical doctor selected under this Section 4.2 will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 4.2, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in the Employee's stead, under this Section 4.2, for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 4.2.

4.3      DEFINITION OF "FOR CAUSE"

         For purposes of Section 4.1, the phrase "for cause" means: (a) the commission of fraud, theft, embezzlement, or similar malfeasance involving moral turpitude or the conviction of, or plea of nolo contendere to, any felony; (b) gross negligence, nonfeasance, dishonesty, willful misconduct or substantial failure to perform employment duties in a manner consistent with normal standards of job performance after prior evaluation and warning related to such standards of job performance; or (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer.

4.4      TERMINATION PAY

         Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 4.4, and in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer. For purposes of this Section 4.4, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee's estate.

         (a) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Employee will be entitled to receive his accrued, but unpaid, Base Salary only through the date such termination is effective. If the Employer terminates this Agreement for cause, as defined in
                  Section 4.3(a) or 4.3(c), Employee shall forfeit his rights to any payment under any Bonus Plan in which Employee participated at the time of termination, whether or not payments under such Bonus Plan have been accrued by Employer. If the Employer terminates this Agreement for cause, as defined in Section 4.3(b), Employee shall be entitled to receive a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based. Employee shall not be released from the covenants contained in
                  Section 5 hereof.

         (b) Termination upon Disability. If this Agreement is terminated by either party as a result of the Employee's disability, as determined under Section 4.2, the Employer will pay the Employee (i) his Base Salary through the remainder of the calendar month during which such termination is effective and
                  (ii) a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based.

         (c) Termination upon Death. If this Agreement is terminated because of the Employee's death, the Employee's estate will be entitled to receive (i) his Base Salary through the end of the calendar month in which his death occurs and (ii) a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based.

         (d) Termination on December 31, 2002. If on December 31, 2002, this Agreement terminates because the parties have not extended the Term (as provided in Section 2.2 hereof), the Employee shall be entitled to receive (i) any unpaid Base Salary accrued through December 31, 2002, and (ii) a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual months worked by the Employee during the fiscal year on which the Bonus Plan is based. Employee shall not be released from the covenants contained in Section 5 hereof; provided however, that Employer shall pay Employee an amount equal to one year's Base Salary. Such amount shall be payable in twelve (12) equal monthly installments, determined by dividing Employee's Base Salary, on the last day of Employee's employment with Employer, by 12, with the first such installment being due and payable on the last day of Employee's employment with Employer, and the remaining installments being due and payable on the same date in each succeeding month. Employer shall have the right, at any time, to release Employee from the covenants contained in Section 5 hereof, at which time Employee's right to receive and Employer's obligation to make any installment payment shall terminate.

         (e) Termination after December 31, 2002. In the event Employer and Employee agree to continue Employee's employment with Employer after December 31, 2002, pursuant to the terms of Section 2.2 hereof, such employment shall be continued, unless otherwise agreed in writing, on a month-to-month basis and on the same terms and conditions as set forth herein, and may be terminated by Employer (i) at any time upon thirty (30) days notice, or (ii) immediately, provided that Employer shall pay Employee in a lump sum, an amount equal to one (1) month's Base Salary. Employee shall be entitled to receive a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual months worked by the Employee during the fiscal year on which the Bonus Plan is based. Employee shall not be released from the covenants contained in Section 5 hereof; provided however, that Employer shall pay Employee an amount equal to one year's Base Salary. Such amount shall be payable in twelve (12) equal monthly installments, determined by dividing Employee's Base Salary, on the last day of Employee's employment with Employer, by 12, with the first such installment being due and payable on the last day of Employee's employment with Employer, and the remaining installments being due and payable on the same date in each succeeding month. Employer shall have the right, at any time, to release Employee from the covenants contained in Section 5 hereof, at which time Employee's right to receive and Employer's obligation to make any installment payment shall terminate.

                  In the event that Employer terminates Employee for cause, as defined in Section 4.3, then the provisions of this Section 4.4(e)(i) and (ii) shall not apply, and Employee will be entitled to receive only his accrued, but unpaid, Base Salary through the date such termination is effective and Employee shall not be released from the covenants contained in Section 5 hereof. If the Employer terminates this Agreement for cause, as defined in Section 4.3(a) or 4.3(c), Employee shall forfeit his rights to any payment under any Bonus Plan in which Employee participated at the time of termination, whether or not payments under such Bonus Plan have been accrued by Employer. If the Employer terminates this Agreement for cause, as defined in Section 4.3(b), Employee shall be entitled to receive a pro-rated portion of any payment under any Bonus Plan in which Employee participated at the time of termination, based on the actual days worked by the Employee during the fiscal year on which the Bonus Plan is based.

         (f) Benefits. The Employee's accrual of, or participation in plans providing for, Benefits, will cease at the effective date of the termination of this Agreement, except as otherwise specifically provided in writing in the documentation for any such Benefit. The Employee will not receive, as part of his termination pay pursuant to this Section 4, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement, unless Employer's written personnel policies provide otherwise.

5.       NON-COMPETITION AND NON-INTERFERENCE

5.1      ACKNOWLEDGMENTS BY THE EMPLOYEE

         The Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, and (b) the provisions of this Section 5 are reasonable and necessary to protect the goodwill and other business interests of Employer.

5.2      COVENANTS OF THE EMPLOYEE

         In consideration of the acknowledgments by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly:

         (a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period (as defined below), without the express prior written consent of Employer (as authorized by its board of directors), as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in any business of siting, permitting, developing, constructing, or selling single-family homes in (i) the following counties in the State of Texas: (1) Harris County and all contiguous counties, (2) Travis County and all contiguous counties, (3) Bexar County and all contiguous counties, (4) Dallas County and all contiguous counties, and (5) any county in which Employer has homebuilding activity during the Employment

                  Period, and (ii) the following counties in the State of
                  Tennessee: (1) Williamson County and all contiguous counties, and (2) any county in which Employer engages in business during the Employment Period: provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

         (b) whether for the Employee's own account or for the account of any other person, at any time during the Employment Period (except for the account of Employer and its affiliates) and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Employee to be a customer of the Employer, whether or not the Employee had personal contact with such person during and by reason of the Employee's employment with the Employer;

         (c) whether for the Employee's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer, or in any manner induce, or attempt to induce, any employee of the Employer to terminate his employment with the Employer; or
                  (ii) at any time during the Employment Period and Post Employment Period, interfere with the Employer's relationship with any person, including any person, who at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer; provided, however, that nothing in this Section 5.2(c)(ii) shall preclude Employee from soliciting or employing any person, who was employed by Employer, after six (6) months have lapsed from the last date of the former employee's employment with Employer; or

         (d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, parents, affiliates, directors, officers, employees, or agents.

         The term "Post-Employment Period" means the one (1) year period beginning on the date of termination of the Employee's employment with the Employer.

         If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that
         (i) the geographic limitations are reasonable; (ii) the one (1) year term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer.

         The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

         The Employee will, while the covenant under this Section 5.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Employee's employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

6.       NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

6.1      ACKNOWLEDGMENTS BY THE EMPLOYEE

         The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

6.2      AGREEMENTS OF THE EMPLOYEE

         In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

         (a)      Confidentiality.

                  (i) During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

                  (iv) The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or used in Employer's business (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         (b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Employee acknowledges that all of the Employee's writing, works of authorship and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

                  (i)      disclose to the Employer in writing any Employee
                           Invention;

                  (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Employee's right to the Employee Invention for the United States and all foreign jurisdictions;

                  (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                  (iv) sign all other papers necessary to carry out the above obligations; and

                  (v) give testimony and render any other assistance but without expense to the Employee in support of the Employer's rights to any Employee Invention.

6.3      DISPUTES OR CONTROVERSIES

         The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7.       GENERAL PROVISIONS

7.1      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

         The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 and 6) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. Without limiting the Employer's rights under this Section 7 or any other remedies of the Employer, if the Employee breaches any of the provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

7.2      COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS

         The covenants by the Employee in Sections 5 and 6 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

         The Employee's covenants in Section 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in Sections 5 or 6.

         If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 5 and 6.

7.3      LEGAL RECOURSE

         Employee further agrees that these covenants are made to protect the legitimate business interests of the Employer. Employee understands as a part of these covenants that the Employer intends to exercise whatever legal recourse against him for any breach of this Agreement and in particular, for any breach of these covenants.

8.       GENERAL PROVISIONS

8.1      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.2      BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

         This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

8.3      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):


         If to Employer:

                  Newmark Home Corporation
                  1200 Soldiers Field Drive
                  Sugar Land, TX 77479
                  Facsimile No.:  281/243-0132

         With a copy to:

                  Holly A. Hubenak
                  Technical Olympic USA, Inc.
                  1200 Soldiers Field Drive
                  Sugar Land, TX 77479
                  Facsimile No.: 281/243-0116

         If to the Employee:

                  Lonnie M. Fedrick
                  19 Legend Park Drive
                  Sugar Land, Texas 77479

8.4      ENTIRE AGREEMENT; AMENDMENTS

         Employee and Employer have entered into a Mutual Agreement to Arbitrate Claims (the "Arbitration Agreement") incorporated herein for all purposes as if set forth in full. The Arbitration Agreement is hereby amended to provide that the Arbitration as defined in the Arbitration Agreement, shall be non-binding. This Agreement, together with the

         Arbitration Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

8.5      GOVERNING LAW

         This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

8.6      SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                           "EMPLOYER"

                                           NEWMARK HOME CORPORATION

                                           /s/ Constantine Stengos
                                           By: Newmark Homes Corp. (its sole
                                           shareholder)
                                           Name: Constantine Stengos
                                           Title: Chairman of the Board of
                                           Directors




                                           "EMPLOYEE"


                                           /s/ Lonnie M. Fedrick
                                           LONNIE M. FEDRICK

                                      PROXY

                               NEWMARK HOMES CORP.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS -- JULY 17, 2000


The undersigned shareholder of Newmark Homes Corp. (the "Company"), revoking all previous proxies, hereby appoints Constantine Stengos and Yannis Delikanakis, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock, $.01 par value, of the Company, which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Shareholders of the Company, to be held at the St. Regis Hotel located at located at 1919 Briar Oak Lane, Houston, Texas 77026, on Monday, July 17, 2000, and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, shares will be voted "FOR" the election of the nine directors and "FOR" approval of the annual bonus plan of the Company's Chief Executive Officer. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting, or any adjournment or postponement thereof.

1. Proposal to elect nine directors to serve until their respective successors are duly elected and qualified. The Board of Directors recommends a vote for the following nominees: (1) Constantine Stengos, (2) Andreas Stengos,
     (3) George Stengos, (4) Yannis Delikanakis, (5) Larry D. Horner, (6) William A. Hasler, (7) Michael J. Poulos, (8) Lonnie M. Fedrick, and (9) James M. Carr.

                   FOR ALL NOMINEES   [ ]     WITHHOLD ALL NOMINEES [ ]


                   WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE NUMBER(S) OF NOMINEE(S) BELOW [ ]


                         USE NUMBER ONLY:
                                         -------------------------------------


2.   FOR  [ ]     AGAINST [ ]  ABSTAIN [ ]  approval of the annual bonus plan of the CEO.

3. In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 1999 ANNUAL REPORT ON FORM 10-K OF NEWMARK HOMES CORP.


              Dated:                                      , 2000
                    --------------------------------------


              --------------------------------------------------
                            Signature of Shareholder


              --------------------------------------------------
                            Signature of Shareholder

NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the shareholder is a corporation, please sign by full corporate name by duly authorized officer or officers and affix the corporate seal. Where shares are held in the name of two or more persons, all such persons should sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.